Exhibit 23.8

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-187055, No. 333-189449), Form S-4 (333-189448) and Form S-8 (No. 333-178493) of Memorial Production Partners LP (the Partnership) of our report dated October 1, 2013, with respect to the combined balance sheets of Cinco Group, as defined in Note 1 of the combined financial statements, as of December 31, 2012 and 2011, and the related combined statements of operations, equity, and cash flows for the years ended December 31, 2012 and 2011, which report appears in Exhibit 99.4 of the Current Report on Form 8-K dated October 1, 2013.

As discussed in note 1 to the combined financial statements, the balance sheets, and the related statements of operations, equity, and cash flows have been prepared on a combined basis of accounting.

/s/KPMG LLP

Dallas, TX

October 1, 2013